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NATIONAL PROPERTY INVESTORS 6

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NATIONAL PROPERTY INVESTORS 6
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
(800) 217-9608
June 20, 2006
Dear Limited Partner:
     We are soliciting your consent to an amendment (the “Amendment”) to the Partnership Agreement (as amended, the “Partnership Agreement”) of National Property Investors 6, a California limited partnership (your “Partnership”), to extend the term of your Partnership from December 31, 2006 to December 31, 2022.
          On June 28, 2001, your Partnership refinanced its mortgage indebtedness (the “Mortgage Indebtedness”) secured by Colony at Kenilworth Apartments, a 383-unit apartment complex located in Towson, Maryland, which your Partnership owns (the “Property”). The mortgage was refinanced to take advantage of more favorable financing rates and terms. The financing agreement between the Partnership and the lender requires the extension of the Partnership’s term beyond the maturity date of the Mortgage Indebtedness. The Partnership’s Mortgage Indebtedness matures on July 31, 2021. The lender can exercise remedies, which include accelerating the maturity of the Mortgage Indebtedness and foreclosing on the Property, if the Partnership’s term is not extended. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2006 and the managing general partner of the Partnership will promptly liquidate the assets of the Partnership. Although the Partnership does not currently plan to sell Colony at Kenilworth Apartments, on March 31, 2006, the Partnership sold its other two properties, Place du Plantier Apartments and Fairway View I Apartments, to California State Teachers’ Retirement System for $10,500,000 and $7,560,000, respectively. Because the Partnership does not want to sell Colony at Kenilworth Apartments at this time and because the financing agreement between the Partnership and its lender requires that the term of the Partnership extend beyond the maturity date of the Mortgage Indebtedness, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2022.
     NPI Equity Investments, Inc., the managing general partner of the Partnership (the “Managing General Partner”), has conflicts of interest with respect to the Amendment. Continuation of the Partnership beyond 2006 will result in the Managing General Partner and its affiliates continuing to receive management fees from the Partnership. These fees would not continue to be payable beyond 2006 if the Amendment is not adopted.
     Pursuant to the Partnership Agreement, the consent of the limited partners who own more than 50% of all outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the Amendment. As of June 12, 2006, 109,600 Units were issued and outstanding. As of June 12, 2006, an affiliate of the managing general partner, AIMCO Properties, L.P. (“AIMCO Properties”) and its affiliates own 75,550, or approximately 68.93%, of the outstanding Units. As more fully described in the accompanying Consent Solicitation Statement, AIMCO IPLP, L.P. (“AIMCO IPLP”), an affiliate of AIMCO Properties, must vote 46,289 Units owned by it in proportion to the votes cast with respect to Units other than those owned by AIMCO IPLP or otherwise subject to this voting restriction. AIMCO Properties and its affiliates have indicated that they will vote their other 29,261 Units, or approximately 26.70%, of the outstanding units, that are not subject to the voting restriction in favor of the Amendment. We are providing the attached Consent Solicitation Statement in order to notify you of the background and terms of the Amendment and to solicit your vote approving the Amendment.
     If the Amendment is approved by the limited partners, the Amendment will become effective when the Managing General Partner executes the Amendment.
     This Consent Solicitation Statement and the accompanying Consent of Limited Partner are first being mailed on or about June 20, 2006 to limited partners of record as of the close of business on June 12, 2006.

     Your participation is very important. Please review this Consent Solicitation Statement and return the enclosed Consent of Limited Partner in accordance with the instructions in this Consent Solicitation Statement. Please note that this solicitation will expire on July 10, 2006, unless extended.
     Questions may be directed to the Information Agent, The Altman Group, Inc., at its address set forth below.
Very truly yours,
NPI EQUITY INVESTMENTS, INC.
THE INFORMATION AGENT IS:
THE ALTMAN GROUP, INC.

By Mail, Overnight Courier or Hand:	By Facsimile:	For Information please call:

1200 Wall Street 3rd Floor Lyndhurst, NJ 07071	(201) 460-0050	TOLL FREE (800) 217-9608

CONSENT SOLICITATION STATEMENT
RISK FACTORS
THE AMENDMENT
THE CONSENT SOLICITATION
CONFLICTS OF INTEREST
NO APPRAISAL RIGHTS
INFORMATION ABOUT YOUR PARTNERSHIP
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXPENSES

NATIONAL PROPERTY INVESTORS 6
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
(800) 217-9608
CONSENT SOLICITATION STATEMENT
June 20, 2006
      This Consent Solicitation Statement is being furnished to the limited partners (the “Limited Partners”) of record as of the close of business on June 12, 2006 (the “Record Date”), of National Property Investors 6, a California limited partnership (the “Partnership”), in connection with the solicitation of the consent of the Limited Partners to approve an amendment (the “Amendment”) to the Partnership’s Limited Partnership Agreement (as amended, the “Partnership Agreement”) to extend the term of the Partnership from December 31, 2006 to December 31, 2021.
      This Consent Solicitation Statement is first being mailed to Limited Partners on or about June 20, 2006 and the solicitation will expire on July 10, 2006, unless extended.
     On June 28, 2001, your Partnership refinanced its mortgage indebtedness (the “Mortgage Indebtedness”) secured by Colony at Kenilworth Apartments, a 383-unit apartment complex located in Towson, Maryland, which your Partnership owns (the “Property”). The Mortgage Indebtedness was refinanced to take advantage of more favorable financing rates and terms. The financing agreement between the Partnership and the lender requires the extension of the Partnership’s term beyond the maturity date of the Mortgage Indebtedness. The Partnership’s Mortgage Indebtedness matures on July 31, 2021. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2006 and the managing general partner of the Partnership will promptly liquidate the assets of the Partnership. In addition, the lender can exercise remedies if the Partnership’s term is not extended.
     Although the Partnership does not currently plan to sell Colony at Kenilworth Apartments, on March 31, 2006, the Partnership sold its other two properties, Place du Plantier Apartments and Fairway View I Apartments, to California State Teachers’ Retirement System for $10,500,000 and $7,560,000, respectively. Because the Partnership does not want to sell Colony at Kenilworth Apartments at this time and because the financing agreement between the Partnership and its lender requires that the term of the Partnership extend beyond the maturity date of the Mortgage Indebtedness, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2022.
     However, if the Partnership does not adopt the Amendment, the Partnership will liquidate on December 31, 2006 and will attempt to sell its property in connection with such liquidation. The Amendment will also provide the Partnership with additional time to market its property for sale. The Partnership’s term currently expires on December 31, 2006, and the managing general partner of the Partnership is of the opinion that the Partnership’s negotiating leverage will be enhanced, and the net proceeds to the Partnership and the limited partners from the sale of the property could be increased, if the Partnership has greater flexibility with respect to the timing of the sale of the property. There can be no assurance, however, that the Partnership’s negotiating leverage will in fact be enhanced, or that the net sales proceeds from the sale of the property will be increased, by an extension of the Partnership’s term.
     NPI Equity Investments, Inc., the managing general partner of the Partnership (the “Managing General Partner”), has conflicts of interest with respect to the Amendment. Continuation of the Partnership beyond 2006 will result in the Managing General Partner and its affiliates continuing to receive management fees from the Partnership. These fees would not continue to be payable beyond 2006 if the Amendment is not adopted.

     The Partnership Agreement requires that an amendment of the Partnership Agreement and an extension of the term of the Partnership require the consent of the limited partners who own more than 50% of all outstanding units of limited partnership interest in the Partnership (“Units”). As of June 12, 2006, 109,600 Units were issued and outstanding. As of June 12, 2006, an affiliate of the managing general partner, AIMCO Properties, L.P. (“AIMCO Properties”) and its affiliates own 75,550, or approximately 68.93%, of the outstanding Units. As more fully described in this Consent Solicitation Statement, AIMCO IPLP, L.P. (“AIMCO IPLP”), an affiliate of AIMCO Properties, must vote 46,289 Units owned by it in proportion to the votes cast with respect to Units other than those owned by AIMCO IPLP or otherwise subject to this voting restriction. AIMCO Properties and its affiliates have indicated that they will vote their other 29,261 Units, or approximately 26.70%, of the outstanding units, that are not subject to the voting restriction in favor of the Amendment. As a result, the consent of Limited Partners holding no more than 2,400 Units, or approximately 2.19% of the outstanding Units, will be required to approve the Amendment. We are providing the attached Consent Solicitation Statement in order to notify you of the background and terms of the Amendment and to solicit your vote approving the Amendment.
     If the Amendment is approved by the Limited Partners, the Amendment will become effective when the Managing General Partner executes the Amendment.
     Questions may be directed to the Information Agent, The Altman Group, Inc., at 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, telephone (800) 217-9608.
RISK FACTORS
     There are risks associated with the Amendment. In addition, the Managing General Partner is an affiliate of Apartment Investment and Management Company, a publicly traded real estate investment trust (“AIMCO”), which, together with its other affiliates, may have interests that conflict with the interests of the Limited Partners. You should consider the following risks carefully:
Risks of the Amendment
     Continuation of the Partnership; No Definite Time Frame Regarding Sale of Property. The Managing General Partner is proposing to continue to operate the Partnership until December 31, 2022 and not to attempt to liquidate it at the present time. If the Partnership’s term is not extended and the Property is sold in the near future in connection with the Partnership’s liquidation, it is possible that the sale price received for the Property could be higher than the sale price received at some future time. We do not know when the property owned by your Partnership may be sold. The market for Units is illiquid, and it may be difficult or impossible to sell your investment in the Partnership in the future. The Managing General Partner continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. In particular, the Managing General Partner considers changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property.
     If the Amendment is approved, you may not be able to exit from the Partnership until a termination of the Partnership on December 31, 2022, or if the termination date is further extended, until that extended date.
     AIMCO Properties and its Affiliates Control Your Partnership and Their Control May Increase. Decisions with respect to the day-to-day management of your Partnership, including a refinancing of the Partnership’s Mortgage Indebtedness, are the responsibility of the Managing General Partner. The Managing General Partner is controlled by AIMCO. In addition, affiliates of the Managing General Partner hold 75,550, or approximately 68.93%, of the outstanding Units. Pursuant to the Partnership Agreement, Limited Partners holding a majority of the outstanding Units must approve certain transactions, including certain amendments to the Partnership Agreement and certain sales of all or substantially all of the Partnership’s assets. The Managing General Partner and its affiliates can significantly influence, and may have the ability to control under certain circumstances, many voting decisions with respect to the Partnership.
     A number of the Units held by affiliates of the Managing General Partner were acquired pursuant to tender offers made by AIMCO or its affiliates. It is possible that AIMCO or its affiliates will acquire additional Units in the Partnership in exchange for cash or a combination of cash and units in AIMCO Properties, either through private purchases or tender offers. The Amendment provides additional time for AIMCO Properties and its affiliates to purchase additional Units in the future, thereby increasing the influence AIMCO Properties and its affiliates have over the voting decisions of the Partnership. Accordingly, the Amendment may result in increased control of the Partnership by AIMCO Properties and its affiliates.
     Affiliates of the Managing General Partner Will Continue to Receive Fees. Affiliates of the Managing General Partner are entitled to receive 5% of gross receipts from all of the Partnership’s properties as compensation for providing property management services. The Partnership paid approximately $102,000 for the three months ended March 31, 2006 and $360,000 and $322,000 for the years ended December 31, 2005 and 2004, respectively, to affiliates of the Managing General Partner.
     Affiliates of the Managing General Partner received reimbursement of accountable administrative expenses of approximately $69,000 for the three months ended March 31, 2006 and $315,000 and $245,000 for the years ended December 31, 2005 and 2004, respectively. The amounts include approximately $18,000, $106,000 and $46,000 of fees related to construction management services provided by an affiliate of the Managing General Partner for the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, respectively. The fees were calculated based upon a percentage of current year additions to investment properties. At March 31, 2006, approximately $162,000 was owed to an affiliate of the Managing General Partner for unpaid reimbursements. Subsequent to March 31, 2006, the affiliate of the Managing General Partner was paid this amount from the proceeds of the sale of Place du Plantier Apartments and Fairway View I Apartments.
     For services relating to the administration of the Partnership and operation of the Partnership’s properties, the Managing General Partner is entitled to receive payment for non-accountable expenses up to a maximum of $150,000 per year based upon the number of Partnership units sold, subject to certain limitations. There was no such fee for the three months ended March 31, 2006 nor for the year ended December 31, 2005, as no operating distribution was made. The Managing General Partner received approximately $27,000 during the year ended December 31, 2004, in connection with the operating distributions paid to the partners.
     As compensation for services rendered in managing the Partnership, the Managing General Partner is entitled to receive Partnership management fees in conjunction with distributions of cash from operations, subject to certain limitations. No such Partnership management fee was earned or paid during the three months ended March 31, 2006 nor the years ended December 31, 2005 and 2004.
     Upon the sale of the property owned by the Partnership, the Managing General Partner will be entitled to an Incentive Compensation Fee equal to a declining percentage of the difference between the total amount distributed to limited partners and the appraised value of their investment at February 1, 1992. The percentage amount to be realized by the Managing General Partner, if any, will be dependent upon the year in which the property is sold. Payment of the Incentive Compensation Fee is subordinated to the receipt by the limited partners of: (a) distributions from capital transaction proceeds of an amount equal to their appraised investment in the Partnership at February 1, 1992, and (b) distributions from all sources (capital transactions as well as cash flow) of an amount equal to six percent (6%) per annum cumulative, non-compounded, on their appraised investment in the Partnership at February 1, 1992. For the year ended December 31, 2003, an Incentive Compensation Fee of approximately $114,000 was earned and was paid to the Managing General Partner in connection with the May 2003 sale of Ski Lodge Apartments and an Incentive Compensation Fee of approximately $64,000 was earned and was paid to the Managing General Partner in connection with the June 2003 sale of Alpine Village Apartments. No Incentive Compensation Fees were paid in the years ended December 31, 2004 and 2005. Through March 31, 2006, an Incentive Compensation Fee of approximately $179,000 was earned by the Managing General Partner in connection with the sale of Place du Plantier Apartments and an Incentive Compensation Fee of approximately $68,000 was earned by the Managing General Partner in connection with the sale of Fairway View I Apartments. These

Incentive Compensation Fees were paid to the Managing General Partner subsequent to March 31, 2006 from the proceeds of the sale of Place du Plantier Apartments and Fairway View I Apartments.
     An affiliate of the Managing General Partner made a credit line of up to $500,000 available to the Partnership. The Partnership exceeded the credit limit available and borrowed approximately $290,000, $1,354,000 and $860,000 during the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, respectively. Interest expense during each of the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004 amounted to approximately $59,000, $118,000 and $17,000, respectively. These advances bear interest at the prime rate plus 2% (9.75% at March 31, 2006). At March 31, 2006, the total outstanding loans and accrued interest due to an affiliate of the Managing General Partner was approximately $2,404,000. Subsequent to March 31, 2006, the affiliate of the Managing General Partner was repaid approximately $2,404,000 of advances and accrued interest from the proceeds of the sale of Place du Plantier Apartments and Fairway View I Apartments.
     The Partnership insures its properties up to certain limits through coverage provided by AIMCO, an affiliate of the Managing General Partner, which is generally self-insured for a portion of losses and liabilities related to workers’ compensation, property casualty, general liability and vehicle liability. The Partnership insures its properties above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with the Managing General Partner. During the three months ended March 31, 2006, the Partnership was charged by AIMCO and its affiliates approximately $127,000 for hazard insurance coverage and fees associated with policy claims administration. Additional charges will be incurred by the Partnership during 2006 as other insurance policies renew later in the year. During the years ended December 31, 2005 and 2004, the Partnership was charged by AIMCO and its affiliates approximately $105,000 and $98,000, respectively, for insurance coverage and fees associated with policy claims administration.
     The adoption of the Amendment and extension of the Partnership’s term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2006. Therefore, the interests of the Managing General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated. See “Security Ownership of Certain Beneficial Owners and Management.”
     There Is No Active Trading Market for Your Units. Although the Units are registered with the Securities and Exchange Commission (the “SEC”), there is no active trading market for the Units. There may be a limited number of prospective buyers for your Units in the future, and you may find it difficult or impossible to liquidate your investment at a price that exceeds the amounts you might receive on the liquidation and dissolution of the Partnership. If the Amendment is not approved, your Partnership will terminate on December 31, 2006; if the Amendment is approved, you may not be able to exit from the Partnership until December 31, 2022, or if this termination date is further extended, until such extended date.
     You May Be Required to Hold Your Units Indefinitely. The Managing General Partner is proposing to continue to operate the Partnership until December 31, 2022 and not to attempt to liquidate it at the present time. Therefore, there may not be any way to liquidate your investment in the Partnership until the properties are sold and your Partnership is liquidated.
     The Value of the Property May Decline, and Your Investment Will Continue to Be at Risk. Until its property is sold, the Partnership will continue to bear the investment risk associated with the continued ownership of the property. The Partnership’s future success will depend upon many factors beyond the Managing General Partner’s control, including competitive activity, the need for capital expenditures, prevailing economic and market conditions and financial, business and other factors. These factors, and others, may cause the value of the property and the Partnership to decline.
     Your Cumulative Returns Accrue at a Simple Interest Rate. Pursuant to the Partnership Agreement, each Limited Partner is entitled to certain cumulative returns with respect to distributions resulting from sales, refinancings, and other dispositions of properties and working capital reserves to the extent cash is available for this purpose. Those cumulative returns are not compounded and are computed on a simple interest basis. After the

Limited Partners receive their cumulative returns, the Managing General Partner is entitled to special distributions if available. If the Partnership does not adopt the Amendment and liquidates in 2006, Limited Partners may be able to invest the liquidating distributions, if any, in other investments that provide a compounded return on their investment as opposed to the simple interest returns to which they are entitled pursuant to the Partnership Agreement. Although your Managing General Partner regularly evaluates whether your Partnership’s property should be sold and has recently sold three properties, if the term of the Partnership is extended, the Managing General Partner may not be required to sell the property until the end of the extended term, depending on, among other things, the Partnership’s financial condition, prevailing conditions in the real estate and capital markets, availability of favorable financing, and tax considerations.
Risks if the Amendment is Not Adopted
     The Lender May Be Able to Exercise Remedies Against the Partnership if the Amendment Is Not Adopted. The financing agreements between the Partnership and the lender require the extension of the Partnership’s term beyond the maturity date of the Mortgage Indebtedness. The Partnership’s Mortgage Indebtedness matures on July 31, 2021. The lender can exercise remedies, which include accelerating the maturity of the Mortgage Indebtedness and foreclosing on Partnership property, if the Partnership’s term is not extended.
     The Partnership May Be Required to Wind Up. If the Amendment is not adopted, the Partnership’s term will expire on December 31, 2006. If the Partnership’s term expires on December 31, 2006, the Partnership generally will be required to wind up and to dispose of its property. The Managing General Partner is of the opinion that the Partnership’s negotiating leverage will be enhanced, and the net proceeds to the Partnership and the Limited Partners from the sale of the property could be increased, if the Partnership has greater flexibility with respect to the timing of the sale of the property. There can be no assurance, however, that the Partnership’s negotiating leverage will in fact be enhanced, or that the net sales proceeds from the sale of the property will be increased, by an extension of the Partnership’s term.
     You Are Likely to Recognize Gain On a Disposition of the Property, Including by Foreclosure. Any sale, exchange or other disposition of any property by the Partnership, including by foreclosure, would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the property and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation deductions) in the property. The amount realized for each property would be the selling price for that property, less any expenses of sale, plus any liabilities assumed by the purchaser of the property or liabilities that the purchaser takes the property subject to. Any taxable gain or loss will pass through to the partners of the Partnership. A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner’s share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership. See “Material U.S. Federal Income Tax Consequences” below. Even if the Amendment is adopted, the tax consequences described in this paragraph would likely result on a disposition of any property, including by foreclosure. However, if the Amendment is adopted, the disposition of property, and therefore the taxable events, may take place in a later taxable year than if the Amendment is not adopted. However, there is no guarantee that the tax consequences will be deferred if the Amendment is adopted.
     Distributions from Your Partnership May Not Be Sufficient to Cover Current Tax Liabilities of the Partners. As noted above, if a property is sold or lost through the exercise of remedies by the lender, the Partnership will recognize taxable income from the disposition of the property equal to the difference between the proceeds, if any, and the Partnership’s basis in the property. Depending on the purchase price and related sales costs, a partner’s tax liability could be greater than the funds, if any, it receives from the Partnership. Because the amount realized includes liabilities assumed by the purchaser of the property, or liabilities that the purchaser takes the property subject to, there may be a significant tax liability in excess of the funds available on a sale. Similarly, on a foreclosure, the amount realized would generally include the full amount of the debt. In addition, the Partnership may also recognize taxable income due to cancellation of indebtedness, which also may create a significant risk of a tax liability in excess of the funds available. Any taxable income would be allocated to partners. A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner’s share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership. As noted above, the tax consequences of disposing of property would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.
THE AMENDMENT
The Amendment amends and restates Article 4 of the Partnership Agreement in its entirety as follows:
“The Partnership commenced as of the 15th day of October, 1982, and shall continue until the 31st day of December, 2022, unless previously terminated in accordance with the provisions of this Partnership Agreement.”
Effectiveness
     If approved by the Limited Partners, the Amendment will become effective when the General Partner executes the Amendment.
Reasons for the Amendment
     On June 28, 2001, your Partnership refinanced its Mortgage Indebtedness secured by the Property. The mortgage was refinanced to take advantage of more favorable financing rates and terms. The financing agreement between the Partnership and the lender requires the extension of the Partnership’s term beyond the maturity date of the Mortgage Indebtedness. The Partnership’s Mortgage Indebtedness matures on July 31, 2021. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2006 and the managing general partner of the Partnership will promptly liquidate the assets of the Partnership. In addition, the lender can exercise remedies, which include accelerating the maturity of the Mortgage Indebtedness and foreclosing on the Property, if the Partnership’s term is not extended. Although the managing general partner of the Partnership is not currently attempting to have the Partnership sell Colony at Kenilworth Apartments, on March 31, 2006, the Partnership sold Place du Plantier Apartments and Fairway View I Apartments to Calstrs. Because the Partnership does not want to sell Colony at Kenilworth Apartments at this time and because the financing agreement between the Partnership and its lender requires that the term of the Partnership extend beyond the maturity date of the Mortgage Indebtedness, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2022.
Alternatives to the Amendment
     At the time of the refinancing in June of 2001, the Partnership’s then-existing mortgage indebtedness was scheduled to mature on November 1, 2003. At the time the refinancing was considered, the Partnership’s then-existing mortgage indebtedness could be refinanced on terms and conditions that included extending the Partnership’s term beyond the maturity date of the new Mortgage Indebtedness. At that time, the Managing General Partner discussed with the lender the terms of the financing agreement, including the requirement to extend the Partnership’s term. Alternatively, the Managing General Partner could have negotiated a shorter loan term such that the maturity of the Mortgage Indebtedness would occur prior to the expiration of the Partnership’s term. The Managing General Partner was of the opinion that refinancing with such a loan term could have resulted in more frequent refinancings, resulting in repeated unnecessary refinancing costs and potentially higher interest costs to the Partnership.

THE CONSENT SOLICITATION
Approval of the Amendment; Consents Required
     The Managing General Partner, on behalf of the Partnership, is soliciting consents from Limited Partners to approve the Amendment to the Partnership Agreement to extend the term of your Partnership from December 31, 2006 to December 31, 2022. If the Amendment is approved, the Amendment will become effective as soon as the Managing General Partner signs the Amendment. If the Amendments are not approved, the Partnership will liquidate on December 31, 2006.
     The Partnership Agreement requires that an amendment of the Partnership Agreement and an extension of the term of the Partnership require the consent of Limited Partners who own more than 50% of all outstanding Units of the Partnership.
     As of June 12, 2006, the Partnership had approximately 1,926 limited partners who collectively own 109,600 Units. Each Unit represents approximately 0.0009% of the outstanding limited partnership interest. AIMCO Properties and its affiliates currently own 75,550 Units, or 68.93% of the Units. These affiliates will consent to the Amendment. However, 46,289 Units held by AIMCO IPLP, or approximately 42.23% of the outstanding Units, are subject to a voting restriction and must be voted in the same proportion as the votes of Units other than those owned by AIMCO IPLP or otherwise held or controlled by it on any matter that is submitted to a vote of the Limited Partners by the Managing General Partner of the Partnership or its affiliates. AIMCO Properties and its affiliates can vote free of this voting restriction an aggregate of 29,261 Units, or approximately 26.70% of the outstanding Units. As a result, the consent of the owners of no more than 2,400 Units, or approximately 2.19% of the Units outstanding, will be required to obtain the approval of the Limited Partners for the Amendment.
Record Date
     The Partnership has fixed June 12, 2006 as the Record Date for determining the Limited Partners entitled to consent to the Amendment. Only Limited Partners of record on the Record Date may execute and deliver a Consent Form.
Solicitation of Consents
     This solicitation is being made by NPI Equity Investments, Inc., the Managing General Partner, on behalf of the Partnership. Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent Form will be borne by the Partnership. We have retained The Altman Group, Inc. to act as its Solicitation Agent in connection with this consent solicitation. The fees and expenses of the Solicitation Agent will be paid by the Partnership.
Solicitation Period
     The solicitation period will begin upon our mailing of this Consent Solicitation Statement and end on the Expiration Date, or such later date as we may indicate by a future written notice of extension of the solicitation period.
Consent Procedures
     Limited Partners who desire to consent to the Amendment should do so by marking the appropriate box on the included Consent Form and by signing, dating and delivering the Consent Form to the Solicitation Agent by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the Consent Form, all in accordance with the instructions contained herein and therein.

     All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See “Revocation of Instructions” below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. If you abstain from voting on the Amendment, your abstention will have no effect on the Amendment. IF A CONSENT FORM IS DELIVERED AND NEITHER THE “CONSENTS,” THE “WITHHOLDS CONSENT” NOR THE “ABSTAINS” BOX IS MARKED WITH RESPECT TO THE PROPOSAL, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.
     Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
     The execution and delivery of a Consent Form will not affect a Limited Partner’s right to sell or transfer the Units. All Consent Forms received by the Solicitation Agent prior to the Expiration Date will be effective notwithstanding a record transfer of such limited partnership units subsequent to the Record Date, unless the Limited Partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under “Revocation of Instructions” below.
     All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.
Revocation of Instructions
     Any Limited Partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as “Consents,” “Withholds Consent” or “Abstains,” as the case may be, for either proposal, or in a writing delivered to us stating that the prior Consent Form is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or telephone number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.
CONFLICTS OF INTEREST
     The Managing General Partner is an affiliate of AIMCO. AIMCO and its affiliates, including the Managing General Partner, may have interests that conflict with the interests of the Limited Partners.

     Affiliates of the Managing General Partner Will Continue to Receive Fees. Affiliates of the Managing General Partner are entitled to receive 5% of gross receipts from all of the Partnership’s properties as compensation for providing property management services. The Partnership paid approximately $102,000 for the three months ended March 31, 2006 and $360,000 and $322,000 for the years ended December 31, 2005 and 2004, respectively, to affiliates of the Managing General Partner.
     Affiliates of the Managing General Partner received reimbursement of accountable administrative expenses of approximately $69,000 for the three months ended March 31, 2006 and $315,000 and $245,000 for the years ended December 31, 2005 and 2004, respectively. The amounts include approximately $18,000, $106,000 and $46,000 of fees related to construction management services provided by an affiliate of the Managing General Partner for the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, respectively. The fees were calculated based upon a percentage of current year additions to investment properties. At March 31, 2006, approximately $162,000 was owed to an affiliate of the Managing General Partner for unpaid reimbursements. Subsequent to March 31, 2006, the affiliate of the Managing General Partner was paid this amount from the proceeds of the sale of Place du Plantier Apartments and Fairway View I Apartments.
     For services relating to the administration of the Partnership and operation of the Partnership’s properties, the Managing General Partner is entitled to receive payment for non-accountable expenses up to a maximum of $150,000 per year based upon the number of Partnership units sold, subject to certain limitations. There was no such fee for the three months ended March 31, 2006 nor for the year ended December 31, 2005, as no operating distribution was made. The Managing General Partner received approximately $27,000 during the year ended December 31, 2004, in connection with the operating distributions paid to the partners.
     As compensation for services rendered in managing the Partnership, the Managing General Partner is entitled to receive Partnership management fees in conjunction with distributions of cash from operations, subject to certain limitations. No such Partnership management fee was earned or paid during the three months ended March 31, 2006 nor the years ended December 31, 2005 and 2004.
     Upon the sale of the property owned by the Partnership, the Managing General Partner will be entitled to an Incentive Compensation Fee equal to a declining percentage of the difference between the total amount distributed to limited partners and the appraised value of their investment at February 1, 1992. The percentage amount to be realized by the Managing General Partner, if any, will be dependent upon the year in which the property is sold. Payment of the Incentive Compensation Fee is subordinated to the receipt by the limited partners of: (a) distributions from capital transaction proceeds of an amount equal to their appraised investment in the Partnership at February 1, 1992, and (b) distributions from all sources (capital transactions as well as cash flow) of an amount equal to six percent (6%) per annum cumulative, non-compounded, on their appraised investment in the Partnership at February 1, 1992. For the year ended December 31, 2003, an Incentive Compensation Fee of approximately $114,000 was earned and was paid to the Managing General Partner in connection with the May 2003 sale of Ski Lodge Apartments and an Incentive Compensation Fee of approximately $64,000 was earned and was paid to the Managing General Partner in connection with the June 2003 sale of Alpine Village Apartments. No Incentive Compensation Fees were paid in the years ended December 31, 2004 and 2005. Through March 31, 2006, an Incentive Compensation Fee of approximately $179,000 was earned by the Managing General Partner in connection with the sale of Place du Plantier Apartments and an Incentive Compensation Fee of approximately $68,000 was earned by the Managing General Partner in connection with the sale of Fairway View I Apartments. These Incentive Compensation Fees were paid to the Managing General Partner subsequent to March 31, 2006 from the proceeds of the sale of Place du Plantier Apartments and Fairway View I Apartments.
     An affiliate of the Managing General Partner made a credit line of up to $500,000 available to the Partnership. The Partnership exceeded the credit limit available and borrowed approximately $290,000, $1,354,000 and $860,000 during the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, respectively. Interest expense during each of the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004 amounted to approximately $59,000, $118,000 and $17,000, respectively. These advances bear interest at the prime rate plus 2% (9.75% at March 31, 2006). At March 31, 2006, the total outstanding loans and accrued interest due to an affiliate of the Managing General Partner was approximately $2,404,000. Subsequent to March 31, 2006, the affiliate of the Managing General Partner was repaid approximately

$2,404,000 of advances and accrued interest from the proceeds of the sale of Place du Plantier Apartments and Fairway View I Apartments.
     The Partnership insures its properties up to certain limits through coverage provided by AIMCO, an affiliate of the Managing General Partner, which is generally self-insured for a portion of losses and liabilities related to workers’ compensation, property casualty, general liability and vehicle liability. The Partnership insures its properties above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with the Managing General Partner. During the three months ended March 31, 2006, the Partnership was charged by AIMCO and its affiliates approximately $127,000 for hazard insurance coverage and fees associated with policy claims administration. Additional charges will be incurred by the Partnership during 2006 as other insurance policies renew later in the year. During the years ended December 31, 2005 and 2004, the Partnership was charged by AIMCO and its affiliates approximately $105,000 and $98,000, respectively, for insurance coverage and fees associated with policy claims administration.
     The adoption of the Amendment and extension of the Partnership’s term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2005. Therefore, the interests of the Managing General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated. See “Security Ownership of Certain Beneficial Owners and Management.”
     AIMCO Properties May Buy Units in Future Tender Offers. AIMCO Properties and its affiliates hold 75,550, or approximately 68.93%, of the outstanding Units. A number of these Units were acquired pursuant to tender offers made by AIMCO or its affiliates. The Amendment provides additional time to AIMCO Properties and its affiliates to purchase additional Units in the future, thereby increasing the influence AIMCO Properties and its affiliates have over the voting decisions of the Partnership. Accordingly, the Amendment may result in increased control of the Partnership by AIMCO Properties and its affiliates.
NO APPRAISAL RIGHTS
     Limited Partners are not entitled to dissenters’ appraisal rights under California law or the Partnership Agreement in connection with the Amendment.
INFORMATION ABOUT YOUR PARTNERSHIP
     General. Your Partnership was organized under the laws of the State of California on October 15, 1982 for the purpose of acquiring, managing, and ultimately selling income-producing real properties. The managing general partner of your Partnership is NPI Equity Investments, Inc., a Florida corporation, and a wholly-owned subsidiary of AIMCO, a publicly traded real estate investment trust. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000.
     The Partnership does not have any employees and depends on the Managing General Partner and its affiliates for the management and administration of all Partnership activities.
     Additional Information. Your Partnership, AIMCO and AIMCO Properties are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the SEC relating to the business, financial condition and other matters of each of the foregoing entities. Such reports and other information may be inspected at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following summary of the material U.S. Federal income tax consequences is based upon current U.S. Federal tax law which is subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of U.S. Federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment under the Internal Revenue Code (the “Code”). In addition, this summary does not address any state, local or foreign tax consequences.
     There will be no Federal or state income tax consequences resulting solely from the approval of the Amendment. If the Partnership is required to sell the Property, or the lender forecloses on the Property, the Partnership likely would recognize gain or loss, which would pass through to the partners of the Partnership.
     Tax Consequences of Sale of Partnership Property or Foreclosure. The description set forth below is a general description of the tax consequences that a partner of the Partnership may incur as a result of a sale of any of the property or a foreclosure by the lender in the future, assuming that the applicable tax rates and tax laws remain unchanged from those in existence for the 2005 tax year. Each partner should consult with his or her own tax advisor to determine his or her particular tax consequences.
     A sale, exchange or other disposition of any property by the Partnership would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the property and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation deductions) in the property. The amount realized for the property would be the selling price for the property, less any expenses of sale, plus any liabilities assumed by the purchaser of the property or liabilities that the purchaser takes the property subject to. In addition, the Partnership may recognize cancellation of indebtedness income to the extent it is unable to satisfy other Partnership indebtedness that is not assumed by the purchaser of the property. Any taxable gain or loss and cancellation of indebtedness income will pass through to the partners of the Partnership.
     Any gain or loss recognized as a result of the transfer of any property may be characterized for taxation purposes as ordinary or capital, or a combination of both. To the extent that any part of a property being sold consists of depreciable personal property under Code Section 1245 or depreciable real property under Code Section 1250, some or all gain on a transfer of such property may be treated as ordinary income. Some portion of any capital gain recognized on the property may be considered “unrecaptured section 1250 gain” that is taxable at a maximum Federal individual rate of 25%. Generally, the unrecaptured section 1250 gain tax rate applies only to individuals and certain other noncorporate taxpayers. Gain in excess of Code Section 1245 and Code Section 1250 gain and unrecaptured section 1250 gain generally will be taxed as Code Section 1231 gain, which may be taxed at capital gain rates (currently, the maximum capital gains tax rate applicable to individuals and certain other noncorporate taxpayers is 15%) depending upon your individual tax circumstances. Any loss from a disposition of the property may be characterized as ordinary loss, subject to certain rules that may require a partner to re-characterize the loss as capital loss. Any cancellation of indebtedness income would be taxable as ordinary income at a maximum Federal individual rate of 35.0%. The rates set forth above are the Federal tax rates that currently are in effect for 2005.
     The proceeds available for distribution to the partners of the Partnership in the event of a sale of the property or a foreclosure by the lender may be less than any tax liabilities resulting from such sale or foreclosure. Any taxable income would be allocated to partners. Accordingly, a Limited Partner may need to use funds from other sources to satisfy any such tax liabilities. Because the amount realized on a sale includes liabilities assumed by the purchaser of the Property, or liabilities that the purchaser takes the Property subject to, there may be a significant tax liability in excess of the funds available. Similarly, on a foreclosure the amount realized would generally include the full amount of the debt. In addition, the Partnership may also recognize taxable income due to cancellation of indebtedness, which also may create a significant risk of a tax liability in excess of the funds available. Any taxable income would be allocated to partners. As noted above, the tax consequences of disposing of property would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.
     A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner’s share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership.
     If a partner possesses suspended tax losses, tax credits, or other items of tax benefit, a partner may be able to use such items to reduce any tax liability that arises with respect to the sale of the property or a foreclosure by the lenders, and the liquidation of the partner’s interest in the Partnership.
     THE TAX CONSEQUENCES TO A PARTICULAR PARTNER ARE DEPENDENT IN PART ON FACTS THAT ARE UNIQUE TO EACH PARTNER. EACH PARTNER IS URGED TO CONSULT HIS OR HER TAX ADVISORS AS TO THE EXACT CONSEQUENCES TO HIM OR HER OF SUCH ACTIONS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Except as noted below, no person or entity was known by the Managing General Partner to be the beneficial owner of more than 5% of the Units of the Partnership as of June 12, 2006.

Entity	Number of Units	Percent of Class
AIMCO IPLP, L.P. (formerly known as Insignia Properties, L.P.) (1)	48,033	43.83%

AIMCO Properties, L.P. (2)	27,517	25.10%

     (1) The Units may be deemed beneficially owned by AIMCO/IPT, Inc. (which is the general partner of AIMCO IPLP) and AIMCO (which owns AIMCO/IPT, Inc.), which is the ultimate parent corporation of NPI Equity Investments, Inc., the Managing General Partner of the Partnership. AIMCO IPLP’s address is 55 Beattie Place, Greenville, South Carolina 29602.
     (2) The Units may be deemed beneficially owned by AIMCO-GP, Inc. (which is the general partner of AIMCO Properties) and AIMCO (which owns AIMCO-GP, Inc.), which is the ultimate parent corporation of NPI Equity Investments, Inc., the Managing General Partner of the Partnership. AIMCO Properties’ principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and its telephone number is (303) 757-8101.
EXPENSES
     The cost of preparing, assembling, printing and mailing this Consent Solicitation Statement will be borne by the Partnership. The fees and expenses of the Information Agent are expected to be $5,000 and will be borne by the Partnership.
NATIONAL PROPERTY INVESTORS 6
THE INFORMATION AGENT IS:
THE ALTMAN GROUP, INC.

By Mail, Overnight Courier or Hand:	By Facsimile:	For Information please call:

1200 Wall Street 3rd Floor Lyndhurst, NJ 07071	(201) 460-0050	TOLL FREE (800) 217-9608

NATIONAL PROPERTY INVESTORS 6
CONSENT OF LIMITED PARTNER
     This consent is solicited by NPI Equity Investments, Inc., a Florida corporation and the managing general partner (the “Managing General Partner” of National Property Investors 6, a California limited partnership (the “Partnership”)). AS A RESULT OF ITS CONFLICTS OF INTEREST WITH THE LIMITED PARTNERS, THE MANAGING GENERAL PARTNER MAKES NO RECOMMENDATION WITH RESPECT TO THE PROPOSAL. IF NO ELECTION IS SPECIFIED WITH RESPECT TO THE PROPOSAL, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE PROPOSAL.
     The undersigned limited partner of the Partnership, acting with respect to all limited partnership units held of record by the undersigned on June 12, 2006, hereby consents, withholds consent or abstains, with respect to the proposal specified below and more fully described in the Consent Solicitation Statement, dated June 20, 2006 (the “Consent Solicitation Statement”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Consent Solicitation Statement.

PROPOSAL:	Approval of Amendment to the Partnership Agreement to extend the term of Partnership until the 31st day of December, 2022.
☐ Consent
☐ Withhold Consent
☐ Abstain
     The undersigned hereby constitutes and appoints the Managing General Partner of the Partnership as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions necessary to implement the actions set forth above.

Date:

Type or Print Name of Individual or Entity

By:
Signature

Type or Print Name of Person Signing

Capacity

Tax Identification or Social Security Number

Telephone Number

     Please sign exactly as you hold your interest in the Partnership. When signing as an attorney-in-fact, executors, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.
     A fully completed, signed and dated consent form should be sent by hand, by mail or by overnight courier to The Altman Group, Inc., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071, or by fax at (201) 460-0050. The consent solicitation will expire, and all consent forms must be received by 5:00 p.m., New York City time, on July 10, 2006, unless extended.